Exhibit 99.1

NYSE: MMP

Date:	July 27, 2006

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly Financial Results

Increases 2006 Earnings Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly results for operating profit, net income and net income per limited partner unit.

Second-quarter 2006 operating profit was $71.5 million compared to $51.4 million for second quarter 2005, representing a 39.1% increase. Net income increased to $57.4 million during second quarter 2006 from $39.0 million in the corresponding 2005 period, a 47.2% increase.

“Magellan’s record quarter benefited from the impact of high commodity prices on our petroleum products blending and supply activities,” said Don Wellendorf, chief executive officer. “We also benefited from higher petroleum products transportation rates and volumes.”

An analysis of variances by segment comparing second quarter 2006 to second quarter 2005 is provided below based on operating margin, a financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $82.1 million, an increase of $22.1 million and a quarterly record for this segment. Revenues increased between periods primarily due to the impact of higher commodity prices on, and the sale of accumulated volumes from, the partnership’s petroleum products blending and fractionation activities and on its third-party supply agreement. Revenues also benefited from increased gasoline shipments, a higher transportation rate per barrel and increased fees for services such as additive injections.

Expenses in this segment decreased between periods primarily due to 2005 environmental costs associated with a pipeline product release and more favorable product overages in the 2006 period, which reduce operating expenses. These favorable expense variances were partially offset by higher property taxes, increased integrity spending and a non-cash impairment charge for a system terminal the partnership may close in 2007.

Petroleum products terminals. Terminals operating margin was $19.1 million, an increase of $0.9 million. The 2006 period benefited from expansion projects completed over the past year at the partnership’s marine terminals, record throughput and higher additive fees at the partnership’s inland terminals and the acquisition of the Wilmington, Delaware marine facility in Sept. 2005. Increased expenses, including tank maintenance and retirement of a storage tank that the partnership plans to replace, and lower product margins partially reduced the overall operating margin increase.

Ammonia pipeline system. Ammonia operating margin was $0.4 million, a decrease of $1.0 million. Revenues were relatively unchanged as higher average tariffs primarily offset lower transportation volume during the current period. Expenses increased primarily due to additional environmental expenses associated with an Oct. 2004 release and higher system integrity costs.

Depreciation and amortization increased between quarters primarily due to capital spending over the last year. Second-quarter 2006 interest expense was higher because of rising interest rates.

Net income per limited partner unit was 62 cents during second quarter 2006 compared to 48 cents during 2005.

Reflecting financial results to date and expectations for the remainder of 2006, management is increasing its 2006 net income per unit guidance to approximately $2.29 from $2.18. Net income per unit for third quarter 2006 is estimated to be approximately 51 cents.

Based on the progress of expansion projects currently underway or in advanced stages of development, management continues to expect expansion capital spending of approximately $175.0 million during 2006. An additional $80.0 million is expected to be spent during 2007 to complete these projects. Both amounts are exclusive of potential future acquisitions and the development of additional expansion projects.

An analyst call with management regarding second-quarter 2006 financial results and 2006 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 406-5356 and provide code 3744325. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Aug. 3. To access the replay, dial (888) 203-1112 and provide code 3744325. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expenses and depreciation and amortization, and distributable cash flow reflects the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

###

Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.